Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Virios Therapeutics, INC.

The undersigned, being a duly authorized officer of Virios Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is Virios Therapeutics, Inc.

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE 1 thereof in its entirety and by substituting in lieu of said article the following new ARTICLE 1:

“The name of the corporation is Dogwood Therapeutics, Inc.”

3.The Certificate of Incorporation of the Corporation is hereby further amended by striking out the first paragraph of Article 4 thereof, and by substituting in lieu thereof, the following new paragraphs:

“A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 45,000,000, of which 43,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 2,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), every 25 shares of the Corporation’s Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, $0.0001 per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”).

The Corporation will not issue fractional shares in connection with the Reverse Stock Split; instead, all shares that are held by a stockholder as of the Effective Time shall be aggregated and each fractional share resulting from the Reverse Stock Split shall be entitled to receive an amount in cash equal to the fair market value of such fractional share as of the Effective Time, as determined in good faith by the Board of Directors. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

4.The amendment of the Certificate of Incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”). Written consent to the amendment was given in accordance with Section 141(f) of the DGCL.

5.This Certificate of Amendment to the Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Standard Time on October 9, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of October 7, 2024.

Virios Therapeutics, INC.

By: /s/ Greg Duncan

Name: Greg Duncan

Title: Chief Executive Officer